Exhibit 99.1

NUTRACEA RECEIVES FINAL COURT APPROVAL FOR SETTLEMENT
OF SECURITIES CLASS ACTION SUIT

For Immediate Release

PHOENIX, AZ, Nov. 15, 2010 —NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that on October 27, 2010, the United States Bankruptcy Court for the District of Arizona  approved the settlement of the securities class action lawsuit against NutraCea and certain former officers and directors.  The order became final and non-appealable on November 11, 2010.  The District Court for the District of Arizona had previously approved the the Stipulation on October 4, 2010, and that order became final and non-appealable on November 4, 2010.

Under the terms of the agreement, a settlement fund for class members in the amount of $1.5 million will be paid by the NutraCea’s insurance company, plus 50% of any funds remaining in the insurance policy after payment of all valid claims (including  legal fees), as long as there is  $150,000 or more of funds remaining in the policy. Plaintiffs had been seeking damages against NutraCea and certain former officers and directors for alleged federal and Arizona state securities law violations. The settlement provides full and complete settlement for all claims against all defendants. Pursuant to the terms of the Stipulation and the approval received from the Bankruptcy Court, NutraCea has no current or future payment obligation related to these securities class action lawsuits

W. John Short, Chairman and CEO, stated, “We are glad to put this matter behind us. The securities class action lawsuits filed against NutraCea in early 2009 have been a distraction to a management team who has been faced with enormous obstacles over the past 18 months.  Further, these lawsuits resulted in significant unrecoverable legal and other expenses required to defend the charges filed in those suits.

With the final approval of this settlement, we can now turn our full attention to the challenges and opportunities of building a profitable and sustainable business for our shareholders and other stakeholders.”

For additional information, refer to the 8-K filed today with the Securities and Exchange Commission

This release contains forward-looking statements. These statements are made based upon current expectations that are subject to risk and uncertainty. NutraCea does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer Rice Bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the NutraCea's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board

212-827-3773
mmeek@frbir.com